Exhibit 99.1

EXICURE ANNOUNCES RECEIPT OF NASDAQ DELINQUENCY NOTICE AND FILING OF FORM 10-Q

REDWOOD CITY, CA – June 1, 2026 - Exicure, Inc. (Nasdaq: XCUR, the “Company”) announced today that it received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) on May 28, 2026 indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) due to the delayed filing of its Quarterly Report on Form 10-Q for the three months ended March 31, 2026.

The delay was primarily due to additional time required following changes in the Company’s financial reporting personnel and related filing procedures.

The Company filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2026 with the Securities and Exchange Commission on May 29, 2026 and believes that it has regained compliance with Nasdaq Listing Rule 5250(c)(1).

About Exicure, Inc.

Exicure, Inc. (Nasdaq: XCUR) has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value. In January 2025, it acquired a clinical-stage biotechnology company developing therapeutics for hematologic diseases. The Company’s lead program in development is being evaluated for its ability to improve stem cell mobilization in multiple myeloma, sickle cell disease, and in support of cell and gene therapy. For more information, visit www.exicuretx.com.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements related to the Company’s review and analysis in connection with the Form 10-Q and the Company’s expectations with respect to its financial results for the three months ended March 31, 2026 and the definitive filing date of the Form 10-Q. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 25, 2026, as updated by the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Exicure, Inc.
pr@exicuretx.com